Exhibit 10.1

Soluna Holdings, Inc.

December 22, 2025

Michael Picchi

Via Email

Re:	Offer of Employment

Dear Michael:

We are pleased to offer you employment with Soluna Holdings, Inc., a Nevada corporation (the “Company”) on the terms set forth in this letter agreement (together with Exhibit A hereto, the “Letter Agreement”), effective as of March 9, 2026, or such other date as mutually agreed in writing (the “Effective Date”).

Position: You will initially have the position of Head of Finance of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”) or such other person as designated from time to time by the CEO. Effective as of April 1, 2026, you are expected to be appointed as the Company’s Chief Financial Officer (the “CFO”), subject to any requisite approval by the Company or the Company’s Board of Directors (the “Board”). As the CFO, you are likewise expected to report to the CEO or such other person as designated from time to time by the CEO. Your duties and responsibilities may be modified from time to time by the CEO or other individual to whom you report. You are an exempt employee and are not entitled to overtime pay regardless of the number of hours worked.

You will at all times perform your duties and responsibilities honestly, diligently, in good faith and to the best of your ability and you will observe and comply with all of the policies and procedures established by the Company that are applicable to the Company’s employees, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities. You will exercise your best efforts in furtherance of, and devote all of your business time and efforts to, the operation of the business and affairs of the Company and its subsidiaries and shall not provide any services to any other person, company, entity or firm during your employment unless approved by the Company in writing.

Work Location: You will primarily work remotely from a location within the continental United States, provided that you acknowledge and agree that you are expected to work from the Company’s primary headquarters, which is currently located in Albany, New York, not less than once per quarter.

Travel: You acknowledge that you may be expected to travel in furtherance of the performance of your duties and agree to do so as needed.

Base Salary: Your base salary shall be at the annualized rate of $375,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings and deductions, and shall be subject to review by the Company from time to time.

Annual Bonus Opportunity: For each calendar year ending during your employment (each, a “Bonus Year”), you will be eligible for an annual bonus (the “Performance Bonus”) based on achievement of Company and/or personal performance objectives approved by the Board or the Compensation Committee thereof (the “Committee”), as applicable, with respect to each applicable Bonus Year (the “Key Performance Objectives”). The Key Performance Objectives for each Bonus Year will be established in accordance with the Company’s bonus plan then in effect for such Bonus Year (the “Bonus Plan”), if any.

Your Performance Bonus will be a maximum of fifty percent (50%) of the Base Salary for such Bonus Year, and shall be pro-rated for calendar year 2026. No portion of the Performance Bonus is guaranteed, but shall be dependent upon achievement of the applicable Key Performance Objectives in accordance with the written terms of any applicable Bonus Plan for such Bonus Year. Except as otherwise provided in this Letter Agreement, payment of each Performance Bonus, if any, will be subject to your continued employment with the Company through the date of payment.

Initial Equity Awards: Subject to approval of the Board or the Committee, you shall receive 1,281,850 restricted stock units (the “RSUs”) subject to the terms and conditions of an equity incentive plan of the Company and an award agreement thereunder. The RSUs are expected to vest as follows: (i) one-third (1/3rd) of the RSUs shall vest on the first anniversary of the date of grant; and (ii) the remaining two-thirds (2/3rds) of the RSUs shall vest in equal installments on each anniversary of the date of grant thereafter (such that the RSUs shall be fully vested on the third anniversary of the date of grant), in each case, subject to your continued employment with the Company through the applicable vesting date. You are not expected to be eligible for ongoing or periodic equity grants under the Company’s equity plans for a period of three (3) years following the Effective Date. Notwithstanding the foregoing, you may be considered for “reward” equity grants from time to time, in the sole and absolute discretion and subject to the approval of the Board or the Committee. Any such equity award shall be subject to the terms and conditions of the Board or the Committee, as applicable.

Paid Time Off: You will be eligible for paid time off and other leave time in accordance with the Company’s policies as may be in effect from time to time.

Other Benefits: You shall be eligible for participation in welfare and other benefit plans, practices, policies and programs established by the Company or any of its subsidiaries, on such terms as may be generally available to employees of the Company, and your participation in such plans is subject to the terms and conditions of the Company’s (or its subsidiaries’) benefit plan documents, policies and procedures, from time to time established and in effect. The Company reserves the right to change, replace or terminate any or all of the foregoing benefits from time to time, including contribution levels.

Expenses: The Company will reimburse you for all reasonable, documented business expenses that you incur in accordance with the performance of your duties to the Company, subject to the Company’s policies with respect to expense reimbursement as in effect from time to time.

Employee Covenants Agreement: You are required, as a condition of your continued employment with the Company, to execute the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement attached hereto as Exhibit A (the “Employee Covenants Agreement”) simultaneously herewith and to comply with all its terms.

Termination: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason or for no reason, with or without advance notice. If your employment is terminated for any reason, you will receive only (i) payment of any accrued and unpaid Base Salary as of such termination date, and (ii) reimbursement of business expenses incurred but not paid prior to such termination date, to the extent eligible for reimbursement in accordance with the terms of this Letter Agreement (together, the “Accrued Obligations”). Notwithstanding the foregoing, in the event your employment is terminated (i) by the Company without “Cause” (as defined below) or (ii) by you for “Good Reason” (as defined below), then, subject to your execution and delivery to the Company, and non-revocation (if applicable), of an executed waiver and release of claims in a form provided by the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days of your date of termination (or such shorter time period set forth in the Release), and your continued compliance with the terms and conditions of this Letter Agreement, the Employee Covenants Agreement, and the Release, you shall receive, in addition to the Accrued Obligations, the following: (i) an amount in cash equal to six (6) months of your Base Salary, at the rate in effect as of your date of termination, payable, less applicable withholdings and deductions in the form of salary continuation in regular installments over six (6) months, with the first of such installments to commence on the first regular payroll date following the date that the Release becomes effective and irrevocable; (ii) the Performance Bonus (if any) that is earned but unpaid from the most recently completed Bonus Year preceding your date of termination, based on actual attainment of the applicable Key Performance Objectives for such year, paid in a single lump sum on the first regular Company payroll date following the sixtieth (60th) calendar day following the date of termination; (iii) the Performance Bonus (if any) that is earned for the Bonus Year containing your date of termination based on actual attainment of the applicable Key Performance Objectives for such year, which shall be paid in its entirety if the applicable Key Performance Objectives were achieved prior to your termination date, and which otherwise shall be prorated based on the ratio of the number of days employed during such year to three hundred sixty-five (365), in each case paid in a single lump sum in cash when annual bonuses for such Bonus Year are paid to other executives, but in no event later than March 15 of the calendar year immediately following the calendar year in which the date of termination occurs; (iv) a number of RSUs shall vest in an amount equal to the number of RSUs that would have vested during the six (6)-month period following the termination date, had you remained employed through such date; and (v) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the employer portion of the cost of COBRA continuation coverage payable prior to the date of termination to the same extent previously provided by the Company’s group plans for six (6) months, or, if earlier, until the earliest of (A) the date you become eligible for group health insurance benefits from another employer, or (B) you are no longer eligible to receive COBRA continuation coverage (collectively (i) – (v), the “Severance Payments and Benefits”). Notwithstanding the foregoing, in the event the period to consider and, if applicable, revoke the Release plus the first regular payroll date thereafter spans two calendar years, to the extent necessary to avoid adverse tax consequences to you under Section 409A (as defined below), the Severance Payments and Benefits shall commence on the later of the first regular payroll date of such second calendar year or the first payroll date following the effectiveness of the Release.

For purposes of this Letter Agreement, “Cause” means your (i) indictment for or conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude or that causes the Company or its affiliates disgrace or disrepute, or adversely affects the Company’s or its affiliates’ operations or financial performance or the relationship the Company or its affiliates have with their respective customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, including, without limitation fraud, embezzlement, misappropriation, theft or dishonesty (A) in the course of your employment or other service or (B) otherwise which is injurious to the Company or any of its affiliates; (iii) failure to perform at a level of effort or results commensurate with your role or responsibilities; (iv) refusal to perform any obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its affiliates (other than due to a disability); (v) breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation, no-hire, or proprietary rights; (vii) any breach of any policy of the Company or its affiliates or any action that the Board determines is reasonably likely to cause the Company or its affiliates disgrace or disrepute; (viii) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which interferes with the performance of your duties to the Company or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of your duties to the Company or any of its affiliates; or (ix) engaging in any act of discrimination or harassment or any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

For purposes of this Letter Agreement, “Good Reason” means any one of the following without your consent: (i) a material reduction in your duties or responsibilities; (ii) a material reduction by the Company in your Base Salary (other than in connection with an across-the-board reduction of base salary applicable to senior executives of the Company generally); or (iii) a material breach by the Company of any provision of this Letter Agreement; provided, in each case, that you have delivered written notice detailing the specific circumstance alleged to constitute Good Reason to the Company within thirty (30) days after you have actual knowledge of the initial existence of such circumstance, the Company fails to remedy such circumstance within thirty (30) days after it receives such notice from you, and you actually terminate your employment within sixty (60) days following the expiration of the Company’s cure period described above. Otherwise, any claim of such circumstance as “Good Reason” shall be deemed irrevocably waived by you.

Section 280G: Notwithstanding any other provisions of this Letter Agreement or any other agreement between the Company and you, in the event that any payment or benefit by the Company or otherwise to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Letter Agreement or otherwise (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or would not be deductible by the Company or any of its subsidiaries or affiliates pursuant to Section 280G of the Code (the “Deduction Loss”), then the Total Payments shall be reduced (in the order provided in the immediately following paragraph) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments and the Deduction Loss, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments). You shall execute any waiver or other documentation and take all other actions requested by the Company to acknowledge the reduction pursuant to this paragraph.

The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

The Company will make all determinations regarding the application of the foregoing, which determinations shall be final, binding and conclusive on the Company, you, and all other interested persons.

In the event it is later determined that to implement the objective and intent of the foregoing, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by you to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to you, except to the extent the Company reasonably determines would result in imposition of a penalty tax under Section 409A.

Recoupment of Erroneously Awarded Compensation: In accordance with the Nasdaq Stock Exchange listing standards and the requirements thereunder, the Company has adopted a clawback policy (the “Clawback Policy”). You acknowledge and agree that: (i) you shall be bound by and abide by the terms of the Clawback Policy as it currently exists; (ii) the Clawback Policy may be amended or restated from time to time, and you shall be bound by and abide by the terms of the Clawback Policy as it may change over time; (iii) you shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (iv) any incentive-based or other compensation paid to you under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement.

Section 409A: The intent of the parties is that the payments and benefits under this Letter Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be exempt from or in compliance therewith. Notwithstanding anything in this Letter Agreement to the contrary, any compensation or benefits payable under this Letter Agreement that are considered nonqualified deferred compensation under Section 409A and are designated under this Letter Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Letter Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Letter Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (B) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Letter Agreement shall be paid as otherwise provided herein. Your right to receive any installment payments under this Letter Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

Miscellaneous:

By signing this Letter Agreement below, you acknowledge and agree that no one at the Company has made any representation to you which differs from the terms set forth in this Letter Agreement. The terms of this Letter Agreement, together with the Employee Covenants Agreement entered into on or about the date hereof, supersede any and all prior agreements, understandings and representations (whether written or oral) relating to the terms of your employment. No modification, amendment, supplement or waiver of the terms set forth in this Letter Agreement (or Exhibit A hereto) shall be binding unless made in writing and signed by you and a duly authorized officer of the Company. The Company may assign this Letter Agreement to any of its affiliates, successors and assigns, and you shall not be entitled to any additional compensation. All determinations, interpretations, exercises of authority or other actions by the Company or the Board hereunder shall be made or taken by the Company, the Board, or the Committee, as applicable, in their sole and absolute discretion. This Letter Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

This Letter Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States. Any dispute, claim, or controversy between the parties arising out of or in connection with this Letter Agreement, the employment relationship, or any other matter or thing, shall be settled by binding arbitration under the Employment Arbitration Rules of JAMS then in effect, provided, however, either party may request provisional, injunctive or extraordinary relief from a court of competent jurisdiction, under applicable law of the State of New York, if necessary to preserve the status quo pending arbitration. The arbitrator shall have the exclusive authority to resolve any dispute relating to the arbitrability of any individual claim or the enforceability or formation of this Letter Agreement. The arbitration proceeding shall be conducted in English, before a single arbitrator, and any hearing shall be held in New York, New York. The cost of such arbitration shall be borne by the Company in accordance with the JAMS Rules to the extent required; however, each party shall be responsible for its own attorneys’ fees and other costs. This arbitration clause shall survive the termination of this Letter Agreement. This Letter Agreement to arbitrate disputes is governed by the Federal Arbitration Act (9 U.S.C. Sections 1, et seq.). The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including with respect to the award of any remedy or relief on an individual basis and any award of costs and attorneys’ fees to the prevailing party. The decision of the arbitrator shall be binding, and judgment thereon may be entered by any court of competent jurisdiction. Any type of class, collective or multi-party claims are expressly prohibited, and the arbitrator will have no authority to alter the parties’ agreement in this regard. In the event of any legal proceeding between you and the Company relating to this Letter Agreement, neither party may claim the right to a trial by jury, and both parties waive any right they may have under applicable law or otherwise to a trial by jury. To the extent permitted by applicable law, the arbitration shall be kept confidential and the existence of the arbitration proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted and exchanged and testimony or other oral submissions and any awards made) shall not be disclosed beyond the arbitrator, the parties hereto, their counsel and any person to whom disclosure is necessary to the conduct of the proceeding. Nothing in this Letter Agreement prevents you from reporting good faith allegations of unlawful employment practices to appropriate federal, state or local agencies; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice.

[Signature Page Follows]

To accept this offer, please countersign this Letter Agreement below and the Employee Covenants Agreement by January 2, 2026.

Sincerely,

Soluna Holdings, Inc.

Print Name:	John Belizaire
Signature:	/s/ John Belizaire
Title:	Chief Executive Officer
Dated:	01/02/2026

Accepted:

/s/ Michael Picchi
Name:	Michael Picchi
Dated:	01/01/2026

Exhibit A

Employee Covenants Agreement

Attached.

EMPLOYEE NON-DISCLOSURE, INVENTION ASSIGNMENT AND

RESTRICTIVE COVENANTS AGREEMENT

As a condition of my employment with Soluna Holdings, Inc., a Nevada corporation (“Soluna”), its subsidiaries, affiliates, successors or assigns (together with Soluna, the “Company”), and in consideration of my employment and the compensation and benefits afforded to me in connection with that employment, I am entering into this Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement (this “Agreement”).

Representations and Warranties; Covenants.

No Conflict with any Other Agreement or Obligation. I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this Agreement. Except for any obligation described on Exhibit A attached to this Agreement (if none listed, I represent there are none), I do not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that I learned of during any previous engagement, employment or association nor have I had any obligation to assign contributions or inventions of any kind to any other person. I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

No Infringement of Third-Party Intellectual Property Rights. I represent and warrant that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

Confidential Information.

Definition of Confidential Information. “Confidential Information” includes, whether or not expressly labeled as confidential, all confidential non-public or proprietary information or trade secrets disclosed to or learned by me as a consequence of my employment or service with the Company or any of its subsidiaries or affiliates, including without limitation any third-party information that the Company or any of its subsidiaries or affiliates treats as confidential, and any information learned by me as a result of my employment or service with the Company or any of its subsidiaries or affiliates. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: (i) the set-up of the Company’s or any of its subsidiaries’ or affiliates’ production techniques, designs, concepts, drawings, ideas, intellectual property, inventions, specifications, models, research, development, processes, procedures, trade secrets, know-how, new product or new technology information, designs, product designs, customer names and other information related to customers, employee information, pricing policies, financial information, business plans, computer programs (whether in source code or object code), strategies, methods, systems, inventions, production method and sources, marketing and sales information, information received from others that the Company or any of its subsidiaries or affiliates is obligated to treat as confidential or proprietary, (ii) statements (financial or otherwise), organizational and governing documents, software programs, applications and data bases, lists of (and agreements, contracts, terms, arrangements and negotiations with) existing or potential counterparties (including, without limitation, lenders, investors, customers, lessors, landlords, employees, sales representatives, independent or other contractors and other commercial partners and service providers), analyses, reports, studies and research (industry, market, product or otherwise), forecasts, projections, pipelines, budgets, memoranda, compilations, (iii) and any other technical, operating, financial and other business information that has commercial value, relating to the Company or its subsidiaries or affiliates, or their respective business, potential business, operations or finances, or the business of the Company’s or any of its subsidiaries’ or affiliates’ customers, of which I may have acquired or developed knowledge or of which I may in the future acquire or develop knowledge of during my work for the Company, or from my colleagues while working for the Company, and (iv) any other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Protection of Confidential Information.

I acknowledge that, in the course of my employment with the Company, I will receive Confidential Information and customer relationships. I will use the Confidential Information only in the performance of my duties for the Company.

I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment with the Company except to persons authorized by the Company to receive this information.

I will not use the Confidential Information, directly or indirectly, at any time during or after my employment with the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company.

I will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

I acknowledge that my obligation of non-disclosure and non-use of Confidential Information under this Agreement shall continue until I can document that it is or becomes readily generally available to the public without restriction through no fault of mine (including breach of this Agreement) or, if a court requires a shorter duration, then the maximum time allowable by law will control.

Permitted disclosures. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with my protected rights under federal, state or local law to, without notice to the Company: (A) communicate or file a charge with or provide information to a government regulator, such as, by way of example and not limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization; (B) participate in an investigation or proceeding conducted by a government regulator; (C) receive an award paid by a government regulator for providing information; or (D) otherwise engage in activity protected by applicable whistleblower laws. I further acknowledge that pursuant to the Defend Trade Secrets Act, 18 USC Sections 1833(b)(1) and (2): (a) I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) I make such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) I make such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (b) if an individual files a lawsuit for retaliation by an employer for reporting suspected violation of law, the individual may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

Return of Confidential Information. When my employment with the Company terminates, for any reason or no reason, or at any time during my employment upon demand, I will immediately, and without the need for request by the Company: (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives, or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in my possession or control, whether they were provided to me by the Company or created by me in connection with my employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in my possession or control, including those stored on any non-Company devices, networks, storage locations, and media in my possession or control. I agree that any social media or other electronic accounts I open, handle or become involved with on the Company’s behalf constitute Company property and I agree I will provide all access codes, passcodes, and administrator rights to the Company at any time during or after my employment on demand. In the event that I leave the employ of the Company, I hereby grant consent for the Company to notify my new employer about my rights and obligations under this Agreement.

Inventions.

Definition of Inventions. The term “Inventions” includes:

contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were, since the date of commencement of my employment with the Company, conceived, created, developed or reduced to practice by me, alone or with others, while employed by the Company that are either: (i) conceived during regular working hours or at my place of work, whether located at the Company’s, an affiliate’s or customer’s facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to me by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

The term “Inventions” specifically excludes any invention that: (i) by law I cannot be required to assign; or (ii) inventions I developed entirely on my own time without using any Company equipment, supplies, facilities or trade secret information, unless (1) the invention related at the time of conception or reduction to practice of the invention to (x) the Company’s business, or (y) the Company’s actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by me for the Company. Nevertheless, if I believe any invention, work of authorship or other matter created by me during the term of my employment is not within the definition of Inventions, I will disclose it to the Company so that the Company may make an assessment of whether it falls within the definition of Invention within this Agreement.

All Inventions are Exclusively the Property of the Company.

I will promptly disclose all Inventions, in full detail, to persons authorized by the Company. I will not disclose any Invention to anyone other than persons authorized by the Company or by law, without the Company’s express prior written instruction to do so.

All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act and belong solely to the Company from conception. I hereby expressly disclaim all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not to be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention. At any time during or after my employment with the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention.

At all times during or after my employment with the Company I will assist the Company in obtaining, perfecting, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

In the event that the Company is unable to secure my signature on any such document, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf, to sign and file any such document and to do all other lawful acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if I had signed such documents.

To the extent any copyrights are assigned under this Agreement, I hereby irrevocably waive to the extent permitted by applicable law, any and all claims I may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions and all intellectual property rights therein.

Prior Inventions. I acknowledge that this Section 3 requiring assignment of Inventions to the Company may not apply to any inventions that applicable law provides I cannot be required to assign, if any. Nevertheless, I shall comply with the provisions of this Section 3 and disclose any inventions that I believe are not subject to assignment under this Agreement, pursuant to state law or otherwise, so that the Company may make its assessment. On Exhibit B attached to this Agreement I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company, in each case limited to items that are owned by me or by an entity controlled by me, or items that I or an entity controlled by me may license to others (collectively, the “Prior Inventions”), or, if no such list is attached I represent and warrant that there are no such Prior Inventions. I intend that the items on that list and only the items on that list shall be excluded from the restrictions set forth in this Agreement. I will not assert any right, title or interest in or to any invention or claim that I made, conceived or acquired any invention before my employment with the Company unless I have specifically identified that invention on the attached Exhibit B. In the event that any Prior Invention is incorporated into or necessary for the use of any Invention, I hereby grant the Company an unrestricted, perpetual, irrevocable, transferable, worldwide, royalty free, paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all intellectual property and other rights with respect to the Prior Invention, to make, have made, use, sell, offer to sell, import, reproduce, prepare derivative works, distribute, perform, display and otherwise fully exploit, and reproduce the Prior Invention and any products, services, methods, processes, technologies and other items derived from, incorporating or using the Prior Invention, for commercial, internal business and all other purposes.

Restrictive Covenants.

Definitions

“Business Partner” means any customers, clients, members, suppliers, or business partners or relations of the Company or any of its subsidiaries or affiliates.

“Competitive Business” means, directly or indirectly, (i) the business of developing, owning or co-owning, and operating data centers to convert energy into computing power, or (ii) a person or division or unit of a larger enterprise engaged in the same, similar, or other additional lines of business in which the Company engages or has taken active steps to engage based on discussions or actions taken by or among senior management or the Board of Directors of the Company during my employment up to the date of termination of my employment hereunder.

“Prohibited Activity” is activity in which I contribute my knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to (i) a person or entity engaged in the same or similar business as the Company, including those engaged in a Competitive Business, or (ii) any activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

“Restricted Area” means anywhere in the United States of America.

“Restricted Period” means the period of employment and twelve (12) months following the termination of employment by the Company or by me for any reason (or no reason).

Obligations During Employment. To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, customer relationships and goodwill, I agree that during the term of employment with the Company, I will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (a) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners with whom I performed direct, substantive services during my employment or as to whom I had access to Confidential Information where my use or disclosure of Confidential Information could disadvantage the Company, (b) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement, (c) engage in Prohibited Activity, or (d) become employed by, engage, invest or participate in any Competitive Business, provided, however, that I may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations.

Post-Employment Non-Solicitation Obligations. To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to me access to its Confidential Information, customer relationships and goodwill, I agree that during the Restricted Period and in the Restricted Area, I will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (a) do anything to divert or attempt to divert from the Company or any of its subsidiaries or affiliates any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners (or any Business Partner of any of the Company’s subsidiaries or affiliates) with whom I performed direct, substantive services during my employment or as to whom I had access to Confidential Information where my use or disclosure of Confidential Information could disadvantage the Company or any of its subsidiaries or affiliates, or (b) solicit, induce, recruit or encourage any person engaged or employed by the Company or any of its subsidiaries or affiliates to terminate his or her employment or engagement. This restriction in 4.3(a) shall not apply with respect to any Business Partner with whom I can demonstrate I had a pre-existing relationship prior to my employment with the Company. THIS SECTION 4.3 SHALL NOT APPLY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

Post-Employment Non-Competition Obligations. To protect the Company’s legitimate protectable interests in, among other things, the Company’s Confidential Information, customer relationships and goodwill, I agree that during the Restricted Period and in the Restricted Area, I shall not, directly or indirectly, become employed by, engage with (as a consultant, advisor or otherwise), invest in or otherwise own or participate in any Competitive Business in any capacity in which (i) I would provide services similar to the services I provided to the Company during the three years preceding the separation of my employment with the Company or (ii) it is reasonably likely I would use Confidential Information or the Company’s customer relationships, provided, however, that I may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations.

Reformation of Prohibited Terms. Any term contained in this Section 4 shall be deemed modified, blue-penciled, and/or stricken from the Agreement to the extent necessary if I work in a state where such restriction is prohibited by applicable law.

Covenant of Non-Disparagement. Unless authorized by law, I will not at any time, either during or after my employment with the Company, disparage the reputation of the Company, its customers, and/or its or their respective affiliates or any of its or their respective officers, directors, employees, shareholders or agents. Nothing in this Agreement shall be deemed to prohibit me from (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful or (b) exercising my rights under Section 7 of the National Labor Relations Act.

Cooperation. Following termination of my employment by the Company or by me for any reason (or no reason) I shall, at the request of the Company, use my best efforts to ensure an uninterrupted and consistent transition of my work, services, organizational knowledge, know-how, project status and contacts, as requested by the Company, as well as providing the Company with any other information and assistance that the Company requests. Without limitation of the foregoing, I agree that at all times following my execution of this Agreement, whether during or after my employment, at the Company’s request, I shall provide all assistance and advise the Company or any of its subsidiaries or affiliates in any investigation which may be performed by the Company or any of its subsidiaries or affiliates or any governmental agency of any kind and any litigation, actual or threatened, in which any Covered Party (as defined below) may become involved, whether in defense or prosecution, or any other matter in which I was involved or had knowledge during my employment or service with the Company or its subsidiaries or affiliates and/or in which the Company determines that I am a relevant witness or possess relevant information. Such assistance shall include, without limitation, (i) responding promptly and truthfully to any inquiries that may arise with respect to matters I was responsible for or involved with during my employment or service, (ii) furnishing good faith advice, information, judgment and knowledge with respect to matters I was responsible for or involved in during my employment or service, and (iii) me making myself available for interviews by the Company or its subsidiaries or affiliates, or their respective counsel, deposition and/or court appearances at the Company’s request. The term “Covered Party” shall mean Soluna, Soluna’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies, divisions and joint ventures, and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing.

Miscellaneous.

Interpretation and Scope of this Agreement. Each provision of this Agreement shall be interpreted on its own. If any provision is held to be unenforceable as written, including but not limited to being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision will nonetheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory, and/or scope set forth will be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, that would be found enforceable by such court or arbitrator. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

Remedies. I understand and agree that if I breach or threaten to breach any of the provisions of this Agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. I agree that, in the event of my breach or threatened breach of any of the provisions of this Agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this Agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent). In addition, and not instead of those rights, I further covenant that I shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding, including the costs of any investigation related thereto, arising directly or indirectly out of my violation or threatened violation of any of the provisions of this Agreement.

Reasonableness of Covenants. I understand that the nature of my position gives me access to and knowledge of Confidential Information and places me in a position of trust and confidence with the Company. I understand and acknowledge that the services I provide to the Company are unique, special or extraordinary because of my educational background, technical expertise, knowledge of the industry, and relationships with potential clients and vendors related to Company’s business. I further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by me is likely to result in unfair or unlawful competitive activity. I acknowledge and agree that the restrictions that are set forth in this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and shall survive the termination of my employment. I further acknowledge that the restrictions contained in this Agreement will not prevent me from earning a livelihood during the applicable period of restriction.

Governing Law; Disputes. This Agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. Any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by arbitration in accordance with the terms and conditions of the Letter Agreement to which this Agreement is attached as Exhibit A.

Entire Agreement; Amendments and Waivers. I acknowledge that I am receiving a copy of this Agreement at least seven (7) days before the offer of employment expires. This Agreement (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought. Notwithstanding the foregoing, (i) nothing in this Agreement shall amend, alter, or modify the terms and conditions of any invention (or similar) assignment or agreement I have previously signed or been bound by with respect to the Company, and (ii) without limitation of the immediately preceding clause (i), in the event of any conflict between this Agreement and any other agreement I have signed or hereafter sign containing terms that are more expansive or otherwise more favorable to the Company, including, without limitation, with respect to scope or duration, the more expansive provisions shall control.

Captions. The captions and section headings in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Counterparts; Binding Effect. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to me shall be sent to me at my address as set forth on the signature page of this Agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention CEO.

Electronic Monitoring Notice. I have been advised that, upon my hire, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by me by any electronic device or system, including but not limited to the use of computer, telephone, wire, radio, or electromagnetic, photo electronic, or photo-optical systems, may be subject to monitoring by the Company at any and all times and by any lawful means.

[Signature Page Follows]

By signing this Agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this Agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this Agreement and understand its terms, including that it places significant restrictions on me. I have been advised that I have the right to seek counsel before signing this Agreement.

EMPLOYEE:

By:	/s/ Michael Picchi
Name:	Michael Picchi

Address:	[*]

Date:	01/01/2026

Accepted by Company:

SOLUNA HOLDINGS, INC.

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	Chief Executive Officer
Date:	01/02/2026

[Signature Page to Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement]

EXHIBIT A

Obligations to Other Persons:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that he/she learned of during any previous engagement, employment or association nor has he/she had any obligation to assign contributions or inventions of any kind to any other person.]

Exhibit A-1

EXHIBIT B

On this Exhibit B, I have included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that I made or conceived prior to my employment with the Company.

Prior Inventions:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Prior Inventions.]

Exhibit A-2